UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

RUTH’S HOSPITALITY GROUP, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2012 annual meeting of stockholders of Ruth’s Hospitality Group, Inc. (the “Company” or “Ruth’s”) will be held at Mitchell’s Fish Market, Winter Park Village, 460 North Orange Avenue, Suite 122, Winter Park, Florida 32789, on Thursday, May 17, 2012, beginning at 1:00 P.M. local time. At the meeting, the holders of the Company’s outstanding common stock will act on the following matters:

(1)	the election of the six nominees as directors named in the attached proxy statement to serve terms expiring at the annual meeting of stockholders to be held in 2013 and until their successors have been elected and qualified;

(2)	the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2012; and

(3)	to transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 23, 2012 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the accompanying proxy card or voting instruction card. If your shares are held in the name of a bank, broker or other record holder, their voting procedures should be described on the voting form they send to you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares via the Internet or by telephone, as instructed on the Notice of Internet Availability of Proxy Materials or as instructed on the accompanying proxy. If you received or requested a copy of the proxy card by mail, you may submit your vote by completing, signing, dating and returning the proxy card by mail. We encourage you to vote via the Internet or by telephone. These methods save us significant postage and processing charges. Please vote your shares as soon as possible. This is your annual meeting and your participation is important.

By order of the Board of Directors,

Arne G. Haak
Corporate Secretary

April 2, 2012

1030 W. CANTON AVENUE, SUITE 100

WINTER PARK, FLORIDA 32789

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 17, 2012

PROXY STATEMENT

The Board of Directors of Ruth’s Hospitality Group, Inc. (the “Company” or “Ruth’s”) is soliciting proxies from its stockholders to be used at the annual meeting of stockholders to be held on Thursday, May 17, 2012, beginning at 1:00 P.M., at Mitchell’s Fish Market, Winter Park Village, 460 North Orange Avenue, Suite 122, Winter Park, Florida 32789, and at any postponements or adjournments thereof. This proxy statement contains information related to the annual meeting. This proxy statement, accompanying form of proxy and the Company’s annual report are first being sent or made available to stockholders on or about April 2, 2012.

NOTICE OF ELECTRONIC AVAILABILITY OF PROXY MATERIALS

In accordance with regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials, including our annual report to stockholders, to each stockholder of record, we may now furnish these materials on the Internet unless the stockholder has previously requested to receive these materials by mail or e-mail. On or about April 2, 2012, we mailed to our stockholders who have not previously requested to receive these materials by mail or e-mail a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report and to vote online. The Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy on the Internet or by telephone. If you received the Notice by mail, you will not automatically receive a printed copy of our proxy materials or annual report unless you follow the instructions for requesting these materials included in the Notice.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our Board of Directors is soliciting proxies for the 2012 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of our common stock on March 23, 2012 and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers and other information that the SEC requires us to provide annually to our stockholders.

If I previously signed up to receive stockholder materials, including proxy statements and annual reports, by mail and wish to access these materials via the Internet or via electronic delivery in the future, what should I do?

If you have previously signed up to receive stockholder materials, including proxy statements and annual reports, by mail, you may choose to receive these materials by accessing the Internet or via electronic delivery in the future, which can help us achieve a substantial reduction in our printing and mailing costs. If you choose to receive your proxy materials by accessing the Internet, then before next year’s annual meeting, you will receive a Notice of Internet Availability of Proxy Materials when the proxy materials and annual report are available over the Internet. If you choose instead to receive your proxy materials via electronic delivery, you will receive an email containing the proxy materials.

If your shares are registered in your own name (instead of through a broker or other nominee), sign up to receive proxy materials in the future by accessing the Internet or via electronic delivery by visiting the following website: www.proxyvote.com.

Your election to receive your proxy materials by accessing the Internet or by electronic delivery will remain in effect for all future stockholder meetings unless you revoke it before the meeting by following the instructions on the Notice of Internet Availability of Proxy Materials or by calling or sending a written request addressed to:

Ruth’s Hospitality Group, Inc.

Attn: Arne G. Haak

1030 W. Canton Avenue, Suite 100

Winter Park, Florida 32789

(407) 333-7440

If you hold your shares in an account at a brokerage firm or bank participating in a “street name” program, you can sign up for electronic delivery of proxy materials in the future by contacting your broker.

How can I obtain paper copies of the proxy materials, 10-K and other financial information?

Stockholders can access the 2012 proxy statement, Form 10-K and our other filings with the SEC as well as our corporate governance and other related information on the Investor Relations page of our website at www.rhgi.com.

If you elected to receive our stockholder materials via the Internet or via electronic delivery, you may request paper copies by written request addressed to:

Ruth’s Hospitality Group, Inc.

Attn: Arne G. Haak

1030 W. Canton Avenue, Suite 100

Winter Park, Florida 32789

(407) 333-7440

We will also furnish any exhibit to the 2011 Form 10-K if specifically requested.

Who is entitled to vote at the meeting?

Holders of common stock, as of the close of business on the record date, March 23, 2012, will receive notice of, and be eligible to vote at, the annual meeting and at any adjournment or postponement of the annual meeting. At the close of business on the record date, we had outstanding and entitled to vote 35,229,751 shares of common stock.

How many votes do I have?

Each outstanding share of our common stock you owned as of the record date will be entitled to one vote for each matter considered at the meeting. There is no cumulative voting.

Who can attend the meeting?

Only persons with evidence of stock ownership as of the record date or who are invited guests of the Company may attend and be admitted to the annual meeting of the stockholders. Stockholders with evidence of stock ownership as of the record date may be accompanied by one guest. Photo identification will be required (a valid driver’s license, state identification or passport). If a stockholder’s shares are registered in the name of a broker, trust, bank or other nominee, the stockholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the record date. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 12:00 noon, and seating will begin at 12:30 P.M.

Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting.

Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of votes considered to be present at the meeting for the purposes of a quorum.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy by any of the following methods.

Our Board of Directors has designated Michael P. O’Donnell and Arne G. Haak, and each or any of them, as proxies to vote the shares of common stock solicited on its behalf.

Voting by Telephone or Through the Internet. If you are a registered stockholder (that is, if you own shares in your own name and not through a broker, bank or other nominee that holds shares for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by May 16, 2012. Please see the Notice of Internet Availability or proxy card for instructions on how to access the telephone and Internet voting systems.

Voting by Proxy Card. Each stockholder electing to receive stockholder materials by mail may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares represented by your proxy will be voted as you specify on the proxy card.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then your shares will not be voted on any proposal other than the ratification of our auditors and the individuals designated as proxies will vote your shares FOR the ratification of our auditors. The Board and management do not intend to present any matters at this time at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals designated as proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote?

Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with the secretary of the Company, mailing a proxy bearing a later date, submitting your proxy again by telephone or over the Internet or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board of Directors and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies through further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our stock and to obtain proxies.

Will stockholders be asked to vote on any other matters?

To our knowledge, stockholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the individuals designated as proxies for stockholders will vote on those matters in the manner they consider appropriate.

What vote is required to approve each item?

Directors are elected by a plurality of the votes cast at the meeting, which means that the six nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

The ratification of the appointment of KPMG LLP to serve as the Company’s independent auditors for fiscal 2012 requires the affirmative vote of the majority of the votes present, in person or by proxy, and entitled to vote at the meeting.

How are votes counted?

In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. You may not cumulate your votes for the election of directors.

For the ratification of the appointment of KPMG LLP to serve as the Company’s independent auditors for fiscal 2012, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions are considered to be present and entitled to vote at the meeting and, therefore, will have the effect of a vote against the appointment of KPMG LLP to serve as the Company’s independent auditors for fiscal 2012.

If you hold your shares in street name, the Company has supplied copies of its proxy materials for its 2012 annual meeting of stockholders to the broker, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. Your broker, bank or other nominee is permitted to vote your shares on the appointment of KPMG LLP as our independent auditor without receiving voting instructions from you. In contrast, the election of directors is a “non-discretionary” item. This means brokerage firms that have not received voting instructions from their clients on the election of directors may not vote on such proposal. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for directors.

What happens if a nominee for director declines or is unable to accept election?

If any nominee should become unavailable, which is not anticipated, the persons voting the accompanying proxy may vote for a substitute nominee designated by our Board or our Board may reduce the number of directors.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement, proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

The Company intends to announce the preliminary voting results at the annual meeting and publish the final results in a Form 8-K within four business days following the annual meeting.

PRINCIPAL STOCKHOLDERS

The following table sets forth information known to the Company regarding beneficial ownership of the Company’s common stock, as of March 15, 2012, by each person known by the Company to own more than 5% of our common stock, each director and each of the executive officers identified in the Summary Compensation Table and by all of its directors and executive officers as a group (ten persons). The table lists the number of shares and percentage of shares beneficially owned based on 35,229,751 shares of common stock outstanding as of March 15, 2012. Information in the table is derived from SEC filings made by such persons on Schedule 13G and/or under Section 16(a) of the Securities Exchange Act of 1934, as amended, and other information received by the Company. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Principal Stockholders:
First Manhattan Co.(2)	2,227,666	6.32%
FMR LLC(3)	4,901,043	13.91%
MFP Partners, L.P.(4)	2,374,577	6.74%
BlackRock, Inc.(5)	2,145,779	6.09%

Directors, excluding Chief Executive Officer
Robin P. Selati	3,619	*
Bannus B. Hudson(6)	97,400	*
Alan Vituli(7)	91,787	*
Carla R. Cooper(8)	59,928	*
Robert S. Merritt(9)	35,000	*

Named Executive Officers
Peter J. Beaudrault	—	—
Arne Haak(10)	100,000	*
Cheryl Henry(11)	96,861	*
Michael P. O’Donnell(12)	820,169	2.33%
Kevin W. Toomy(13)	177,000	*
All directors and executive officers as a group (ten persons)	1,481,764	4.21%

*	Less than one percent
(1)	Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options and warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from March 15, 2012 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. The amounts also include unvested shares of restricted stock for certain executive officers and directors, as specified in the applicable footnotes. The business address of each of our named executive officers and directors is 1030 W. Canton Avenue, Suite 100, Winter Park, Florida 32789.
(2)	The information provided in the table and the information below reflects information reported by the stockholder on Schedule 13G filed on February 14, 2012 by First Manhattan Co., which reported the shared power to vote 2,095,437 shares and the shared power to dispose of 2,227,666 shares. The address is 437 Madison Avenue, New York, NY 10022.

(3)

The information provided in the table and the information below reflects information reported by the stockholder on Schedule 13G/A filed by FMR LLC on February 14, 2012 on which FMR LLC reported sole dispositive power over 4,901,043 shares. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,901,043 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Low-Priced Stock Fund, amounted to 2,375,000 shares. Fidelity Low-Priced Stock Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 4,901,043 shares owned by the Funds. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. The business address is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)	The information provided in the table and the information below reflects information reported on Schedule 13G/A dated February 10, 2012 filed by MFP Investors LLC, MFP Partners, L.P. and Michael F. Price. MFP Partners, L.P. has the shared power to vote 2,356,093 shares. As the general partner of MFP Partners, L.P., MFP Investors LLC is deemed to own 2,356,093 shares. Michael F. Price has the sole power to vote 18,484 shares, and as the Managing Member of MFP Investors LLC, is deemed to have the shared power to vote 2,356,093 shares. The address for the entities is 667 Madison Ave, 25th Floor, New York, New York 10065.
(5)	The information provided in the table and the information below reflects information reported on Schedule 13G/A dated February 13, 2012 filed by BlackRock, Inc., which has sole voting and dispositive power over the shares of common stock. The address for BlackRock, Inc is 40 East 52nd Street, New York, New York 10022.
(6)

Includes 10,000 shares of restricted stock that vest pro rata on an annual basis over a five year period which began on February 28, 2008, 35,000 shares of restricted stock that vest pro rata on an annual basis over a three year period which began on May 25, 2010 and 45,400 shares of common stock issuable upon exercise of options exercisable within 60 days of March 15, 2012.

(7)	Includes 10,000 shares of restricted stock that vest pro rata on an annual basis over a five year period which began on February 28, 2008, 35,000 shares of restricted stock that vest pro rata on an annual basis over a three year period which began on May 25, 2010 and 5,400 shares of common stock issuable upon exercise of options exercisable within 60 days of March 15, 2012. All restricted stock and stock options are held by The Vituli Family Trust.
(8)	Includes 10,000 shares of restricted stock that vest pro rata on an annual basis over a five year period which began on February 28, 2008, 35,000 shares of restricted stock that vest pro rata on an annual basis over a three year period which began on May 25, 2010 and 5,400 shares of common stock issuable upon exercise of options exercisable within 60 days of March 15, 2012.
(9)	Includes 35,000 shares of restricted stock that vest pro rata on an annual basis over a three year period which began on May 25, 2010.
(10)	Includes 100,000 shares of restricted stock that vest upon completion of a 3 year cliff beginning on August 8, 2011.
(11)	Includes 25,000 restricted shares that vest pro rata on an annual basis over 5 years beginning February 28, 2008, 35,000 restricted shares that vest upon completion of a 3 year cliff vesting period beginning on May 25, 2010, 20,000 restricted shares that vest upon completion of a 3 year cliff vesting period beginning on October, 18, 2010, and 16,861 options exercisable.
(12)	Includes 275,000 shares of restricted stock that vest upon completion of a 3 year cliff vesting period which began on May 25, 2010 and 480,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 15, 2012.

(13)	Includes 105,000 shares of restricted stock that vest upon completion of a 3 year cliff vesting period which began on May 25, 2010, 25,000 shares of restricted stock that vest upon completion of a 3 year cliff vesting which began on January 25, 2011 and 72,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 15, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers, directors and greater than 10% stockholders file reports of ownership and changes of ownership of common stock with the SEC and the NASDAQ Global Select Market. Based on a review of the SEC filed ownership reports during fiscal 2011, the Company believes that all Section 16(a) filing requirements were met during the fiscal year ended December 25, 2011, except for a late Form 3 and Form 4 filed by Cheryl Henry.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

The Company’s amended and restated Certificate of Incorporation provides that the number of directors shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office. The number of authorized directors as of the date of this proxy statement is six. The Board currently is composed of six directors, with each director serving until the next annual meeting or until his or her successor is elected. The six candidates nominated by the Board for election as directors at the 2012 annual meeting of stockholders are also identified below, each of whom is currently a member of the Board. In March 2012, Mr. Stephen Sherrill resigned from the Board in connection with the purchase by the Company of the Preferred Stock owned by Bruckmann, Rosser, Sherrill & Co., Inc. (“BRS”).

All of the nominees have indicated to the Company that they will be available to serve as directors. If any nominee named herein for election as a director should, for any reason, become unavailable to serve prior to the annual meeting, the Board may, prior to the annual meeting, (i) reduce the size of the Board to eliminate the position for which that person was nominated, (ii) nominate a new candidate in place of such person or (iii) leave the position vacant to be filled at a later time. The information presented below for the director designee and nominees has been furnished to the Company by the director designee and nominees.

Director Nominees for Election by Our Stockholders

The following paragraphs provide biographies of each of the candidates nominated by our Board for election by our stockholders. These biographies contain information regarding the nominee’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as one of our directors.

Michael P. O’Donnell

Mr. O’Donnell, age 56, has served as a director and as the Company’s President and Chief Executive Officer since August 2008 and as Chairman of the Board since October 2010. Mr. O’Donnell has spent more than 25 years in the restaurant industry, having been most recently Chairman of the Board of Directors, President and Chief Executive Officer of Champps Entertainment, Inc. from March 2005 until the company was sold in 2007. Prior to that, Mr. O’Donnell served in several leadership positions in the restaurant industry, including Chief Executive Officer of Sbarro, Inc., President and Chief Executive Officer of New Business and President of Roy’s for Outback Steakhouse, Inc., President and Chief Operating Officer of Miller’s Ale House, Chairman, President and Chief Executive Officer of Ground Round Restaurants, Inc. and key operation positions with T.G.I. Friday’s and Pizza Hut. Mr. O’Donnell currently serves as a director with Cosi, Inc., Sbarro and Logan’s Roadhouse. In addition to his leadership skills, Mr. O’Donnell has extensive experience with other restaurant companies and is very knowledgeable of the restaurant industry.

Robin P. Selati

Mr. Selati, age 46, has served as a member of our Board of Directors since September 1999, and served as Chairman of our Board of Directors from April 2005 to September 2006 and from April 2008 to October 2010. Mr. Selati is a Managing Director of Madison Dearborn Partners, LLC (“Madison Dearborn”) and joined the firm in 1993. Before 1993, Mr. Selati was with Alex. Brown & Sons Incorporated. Mr. Selati currently serves on the Board of Directors of BF Bolthouse Holdco LLC, CDW Corporation and The Yankee Candle Company, Inc.

During the previous five years, Mr. Selati also served as a director for Tuesday Morning Corporation, Carrols Restaurant Group, Inc., Pierre Holding Corporation, Family Christian Stores, Inc., NWL Holdings, Inc. and Cinemark, Inc. Mr. Selati is very knowledgeable of the capital markets, public company strategies and executive compensation.

Carla R. Cooper

Ms. Cooper, age 61, has served as a member of our Board of Directors since December 2003. Ms. Cooper is President and Chief Executive Officer of Daymon Worldwide. Ms. Cooper served as Senior Vice President of Quaker, Tropicana and Gatorade Sales for PepsiCo, Inc. from November 2003 to August 2009. From February 2001 to October 2003, Ms. Cooper served as President of Kellogg Company’s Natural and Frozen Foods Division. From February 2000 to February 2001, Ms. Cooper was Senior Vice President and General Manager of Foodservice for Kellogg Company. From June 1988 to November 2000, Ms. Cooper was employed in various positions with Coca-Cola USA, including as Vice President, Customer Marketing. Ms. Cooper has extensive experience in sales, marketing and franchising in the food industry and has insight into vendor relationships.

Bannus B. Hudson

Mr. Hudson, age 66, was elected to our Board of Directors in June 2005. Mr. Hudson served as Chairman of the Board of Beverages & More, Inc. from November 1998 to February 2007. From October 1997 to February 2007, Mr. Hudson served as President and Chief Executive Officer of Beverages & More, Inc. Mr. Hudson has leadership experience in food companies and is very knowledgeable of human resource management.

Robert S. Merritt

Mr. Merritt, age 60, has served as a member of our Board of Directors since October 2009. From January 2000 to April 2009, Mr. Merritt served as Chairman of the Board of Directors for Cosi, Inc., a NASDAQ listed restaurant company. From March 2007 to September 2008, Mr. Merritt served as Cosi, Inc.’s Interim Chief Executive Officer and President, while continuing to serve as a director. In 2005, Mr. Merritt retired from Outback Steakhouse, Inc., where he served as Senior Vice President of Finance, Chief Financial Officer, Treasurer and Secretary since February 1991, and served as Vice President and Chief Financial Officer from January 1990 to February 1991. Mr. Merritt also served as a director for Outback Steakhouse, Inc. and each of its subsidiaries and affiliates from 1992 to 2005. From 1988 to 1989, he served as Executive Vice President of Administration and Chief Financial Officer of JB’s Restaurants, Inc., a restaurant operator. From 1985 to 1988, he was Vice President of Finance for JB’s Restaurants. From 1981 to 1985, Mr. Merritt was employed by Vie de France Corporation, a restaurant and specialty baking company, as Vice President of Finance and Accounting and Chief Financial Officer. Mr. Merritt has knowledge and experience in accounting as well as restaurant finances, and extensive leadership experience with public restaurant companies.

Alan Vituli

Mr. Vituli, age 70, has served as a member of our Board of Directors since December 2003. Mr. Vituli previously served as Chairman of the Board of Directors of Carrols Restaurant Group, Inc. and as Chief Executive Officer of Carrols Holdings Corporation from 1992 though his retirement in December 2011. Mr. Vituli has extensive accounting expertise and experience in the restaurant industry as well as executive leadership skills.

The Board of Directors recommends a vote FOR the election of each of the six candidates nominated for director by the Board listed above.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

Our Board does not have a policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. Our Board believes that it should have the flexibility to periodically determine the leadership structure that it believes is best for the Company. The Board believes that its current leadership structure, with Mr. O’Donnell serving as both Chief Executive Officer and Chairman of the Board, is appropriate given Mr. O’Donnell’s past experience serving in these roles, the efficiencies of having the Chief Executive Officer also serve in the role of Chairman and our strong corporate governance structure.

Since the Company’s current Chairman also serves as Chief Executive Officer, our Board appointed Robin P. Selati as our Lead Director. The Chairman and Chief Executive Officer consults periodically with the Lead Director on Board matters and on issues facing the Company. In addition, the Lead Director serves as the principal liaison between the Chairman of the Board and the independent directors and presides at executive sessions of non-management directors at regularly scheduled Board meetings. The Board believes that these executive sessions are beneficial to the Company because it provides a forum where the independent directors can discuss issues without management present.

Board Role in Risk Oversight

The Board is actively involved in the oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. However, the full Board has retained responsibility for the general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Risk Considerations in our Compensation Program

The Board believes that our compensation policies and practices are reasonable and properly align our employees’ interests with those of our stockholders. The Board believes that there are a number of factors that cause our compensation policies and practices to not have a material adverse effect on the Company. The fact that our executive officers and other employees have their incentive compensation tied to earnings, rather than revenues, encourages actions that improve the Company’s profitability over the short and long term. Furthermore, our stock option plan further aligns the interests of our executive officers and other employees with the long term interests of our stockholders. In addition, our Compensation Committee reviews our compensation policies and practices to ensure that such policies and practices do not encourage our executive officers and other employees to take action that is likely to create a material adverse effect on the Company.

Code of Conduct and Ethics

The Company’s employees, officers and directors are required to abide by the Company’s Code of Conduct and Ethics (the “Code of Ethics”), which is intended to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The Code of Ethics covers all areas of professional conduct, including, among other things, conflicts of interest, fair dealing and the protection of confidential information, as well as strict compliance with all laws, regulations and rules. Any material waiver or changes to the policies or procedures set forth in the Code of Ethics in the case of officers or directors may be granted only by the Board and will be disclosed on our website within four business days. The full text of the Code of Ethics is published on the Investor Relations section of our website at www.rhgi.com.

Number of Meetings of the Board of Directors

The Board held four meetings during fiscal 2011. Directors are expected to attend Board meetings and committee meetings for which they serve, and to spend time needed to meet as frequently as necessary to properly discharge their responsibilities. Each director attended at least 75% of the aggregate number of meetings of the Board and the Board committees on which he or she served during the period.

Attendance at Annual Meetings of the Stockholders

The Company has no policy requiring directors and director nominees to attend its annual meeting of stockholders; however, all directors and director nominees are encouraged to attend.

Director Independence

The rules of the NASDAQ Global Select Market require that the Board be comprised of a majority of “independent directors” and that the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each be comprised solely of “independent directors,” as defined under applicable NASDAQ rules.

The Board has determined that each of the director nominees standing for election, except Michael P. O’Donnell, our President and Chief Executive Officer, and director designee have no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is an “independent director.” In determining the independence of our directors, the Board has adopted independence standards that mirror the criteria specified by applicable laws and regulations of the SEC and NASDAQ.

Communications between Stockholders and the Board

Stockholders may send communications to the Company’s directors as a group or individually by writing to those individuals or the group: c/o the Corporate Secretary, 1030 W. Canton Avenue, Suite 100, Winter Park, Florida 32789. The Corporate Secretary will review all correspondence received and will forward all correspondence that is relevant to the duties and responsibilities of the Board or the business of the Company to the intended director(s). Examples of inappropriate communication include business solicitations, advertising and communication that are frivolous in nature, communication that relates to routine business matters (such as product inquiries, complaints or suggestions) or communication that raises grievances which are personal to the person submitting them. Upon request, any director may review communication that is not forwarded to the directors pursuant to this policy.

Committees of the Board of Directors

Our Board currently has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition, duties and responsibilities of these committees are set forth below. Committee members hold office for a term of one year.

Audit Committee. The Audit Committee was established in accordance with section 3(a)(58)(A) of the Exchange Act and is responsible for:

•

assisting the Board in monitoring the integrity of our financial statements and financial reporting process, the systems of internal accounting and financial controls, the independent auditors’ qualifications and independence, the performance of the independent auditors and our internal audit function and our compliance with legal and regulatory requirements;

•	selecting and overseeing the independent auditors;

•	approving all audit and non-audit services provided by the independent auditors, including the overall scope of the audit;

•	discussing the annual audited financial and quarterly statements with management and the independent auditor, and other matters required to be communicated to the Audit Committee;

•	discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	discussing policies with respect to risk assessment and risk management in order to make recommendations to the Board;

•

establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the monitoring of these complaints through the ethics hotline and other established reporting channels;

•	reviewing related-party transactions presented to the Audit Committee;

•	meeting separately, periodically, with management and the independent auditor;

•

reviewing annually the independent auditors’ report describing the auditing firm’s internal quality control procedures and any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	handling such other matters that are specifically delegated to the Audit Committee by the Board of Directors from time to time; and

•	reporting regularly to the full Board of Directors.

Our Audit Committee consists of Mr. Merritt, as Chairman, Ms. Cooper and Mr. Hudson, each of whom satisfies the current financial literacy requirements and independence requirements of the NASDAQ Global Select Market and the SEC, applicable to audit committee members. Our Board of Directors has determined that Mr. Merritt qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. The Audit Committee held seven meetings in fiscal 2011. The charter of the Audit Committee is available on the Investor Relations section of our website at www.rhgi.com.

Compensation Committee. The Compensation Committee is responsible for:

•	reviewing key employee compensation goals, policies, plans and programs;

•	establishing the compensation of our directors, chief executive officer and other executive officers;

•	reviewing and approving employment contracts and other similar arrangements between us and our executive officers;

•	reviewing and consulting with the Board on the selection of the chief executive officer and evaluation of such executive officer’s performance and other related matters;

•	administering stock plans and other incentive compensation plans;

•	evaluating risks relating to employment policies and the Company’s compensation and benefits systems in order to make recommendations to the Board;

•	approving overall compensation policies for the entire Company; and

•	handling such other matters that are specifically delegated to the Compensation Committee by the Board of Directors from time to time.

Our Compensation Committee currently consists of Mr. Selati, as Chairman, Ms. Cooper and Mr. Hudson, each of whom satisfies the independence requirements of the NASDAQ Global Select Market. The Compensation Committee held three meetings in fiscal 2011. The charter of the Compensation Committee is available on the Investor Relations section of our website at www.rhgi.com.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee’s purpose is to assist our Board by identifying individuals qualified to become members of our Board of Directors consistent with the criteria set by our Board, and to develop our corporate governance principles. This Committee’s responsibilities include:

•	evaluating the composition, size and governance of our Board of Directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	establishing a policy for considering stockholder nominees for election to our Board of Directors;

•	evaluating and recommending candidates for election to our Board of Directors;

•	overseeing our Board of Directors’ performance and self-evaluation process and developing continuing education programs for our directors;

•	reviewing our corporate governance principles and policies and providing recommendations to the Board regarding possible changes; and

•	reviewing and monitoring compliance with our ethics policies.

Our Nominating and Corporate Governance Committee consists of Mr. Hudson, as Chairman, Mr. Selati and Mr. Vituli, each of whom satisfies the independence requirements of the NASDAQ Global Select Market. The Nominating and Corporate Governance Committee held one meeting in fiscal 2011. The charter of the Nominating and Corporate Governance Committee is available on the Investor Relations section of our website at www.rhgi.com.

The Board seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, the Company and its stockholders. Desired qualities to be considered include: high-level leadership experience in business or administrative activities and significant accomplishments; breadth of knowledge about issues affecting the Company; proven ability and willingness to contribute special competencies to Board activities; personal integrity; loyalty to the Company and concern for its success and welfare; willingness to apply sound and independent business judgment; no present conflicts of interest; availability for meetings and consultation on Company matters; willingness to assume broad fiduciary responsibility; and willingness to become a Company stockholder.

The Nominating and Corporate Governance Committee considers all nominees for election as directors of the Company, including all nominees recommended by stockholders, in accordance with the mandate contained in its charter. The Company currently does not pay a fee to any third party to identify or assist in identifying or evaluating potential nominees. In evaluating candidates, the Committee reviews all candidates in the same manner, regardless of the source of the recommendation. The policy of the Nominating and Corporate Governance Committee is to consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described below.

Procedure for Stockholder Recommendations to the Nominating and Corporate Governance Committee for Potential Director Nominees

Stockholders may recommend director candidates for our 2013 annual meeting for consideration by the Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to the Corporate Secretary at the address of our principal executive offices set forth herein. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices no less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting. In the event the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice must be so received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made.

To be in proper form, a stockholder’s notice must set forth:

(i)	as to each person whom the stockholder proposes to nominate for election as a director at such meeting

•	the name, age, business address and residence of the person;

•	the principal occupation or employment of the person;

•	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person; and

•

any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and

(ii)	as to the stockholder giving the notice

•	the name and record address of such stockholder;

•	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder;

•

a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder;

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in the notice; and

•

any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director, if elected.

Procedure for Stockholder Nominations for Director

A stockholder wishing to nominate their own candidate for election to our Board at our 2013 annual meeting must deliver timely notice of such stockholder’s intent to make such nomination in writing to the Corporate Secretary at our principal executive offices. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices no less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting. In the event the annual meeting scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice must be so received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Stockholder Nomination for Director.” In accordance with our bylaws, stockholder nominations which do not comply with the submission deadline are not required to be recognized by the presiding officer at the annual meeting. Timely nominations will be brought before the meeting but will not be part of the slate nominated by our Board of Directors and will not be included in our proxy materials.

Compensation Committee Interlocks and Insider Participation

During fiscal 2011, our Compensation Committee consisted of Mr. Selati, as Chairman, Ms. Cooper and Mr. Hudson and Mr. Sherrill. No member of the Compensation Committee had a relationship with us that requires disclosure under Item 404 of Regulation S-K.

During fiscal 2011, none of our executive officers served as a member of the Board of Directors or Compensation Committee, or other Committee serving an equivalent function, of any entity that has one or more executive officers who served as members of our Board of Directors or our Compensation Committee. None of the members of our Compensation Committee is an officer or employee of our Company, nor have they ever been an officer or employee of our Company.

Director Compensation

Our director compensation is as follows:

•	An annual fee of $35,000 for service on the Board;

•	An annual fee of $5,000 for service on the Audit Committee and an annual fee of $10,000 for service as the Chairman of the Audit Committee;

•	An annual fee of $3,000 for service on the Compensation Committee;

•	$2,000 for each Board meeting attended in person and $500 for each Board meeting attended telephonically; and

•	$1,000 for each Audit Committee or Compensation Committee meeting attended in person and $500 for each Audit Committee or Compensation Committee meeting attended telephonically.

Directors who are also employees receive no compensation for serving as directors. In 2011, Mr. Sherrill declined all Board and Committee compensation due to his affiliation with BRS, formerly our largest stockholder.

We also reimburse all directors for reasonable out-of-pocket expenses that they incur in connection with their service as directors. Our directors are also eligible to receive stock options and other equity-based awards when determined by the Compensation Committee pursuant to the terms of our 2005 Long-Term Equity Incentive Plan. Non-employee directors are not eligible to participate in the deferred compensation plan.

Director Compensation

Fiscal Year 2011

The following table summarizes the compensation paid to directors of the Company in 2011:

Name	Fees Paid in Cash	Total
Carla R. Cooper	$60,000	$60,000
Bannus B. Hudson	$60,000	$60,000
Robert S. Merritt	$60,000	$60,000
Robin P. Selati(1)	$38,000	$38,000
Stephen C. Sherrill(2)	$—	$—
Alan Vituli	$41,000	$41,000

(1)	In 2011, Mr. Selati’s compensation for Board and Committee service was paid to Madison Dearborn.
(2)	Mr. Sherrill resigned from the Board in March 2012.

The following table summarizes the outstanding equity awards held by our directors other than Michael P. O’Donnell as of the end of 2011:

	Option Awards					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have not Vested (#)	Market Value of Shares of Stock that have not Vested ($)
Carla R. Cooper	3,000	—		$18.19	8/8/2016
	2,400	600	(2)	$17.17	8/8/2017	27,333	$150,058

Bannus B. Hudson	40,000	—		$18.00	8/7/2015
	3,000	—		$18.19	8/8/2016
	2,400	600	(2)	$17.17	8/8/2017	27,333	$150,058

Robert S. Merritt	—	—		—	—	23,333	$128,098

Robin P. Selati	—	—		—	—	—	—

Stephen C. Sherrill(3)	—	—		—	—	—	—

Alan Vituli	3,000	—		$18.19	8/8/2016
	2,400	600	(2)	$17.17	8/8/2017	27,333	$150,058

(1)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price of the last business day in the fiscal year ending on December 23, 2011 of $5.49. These shares of restricted stock vest pro rata on an annual basis. With respect to those shares held by Ms. Cooper, Mr. Hudson, and Mr. Vituli, 2,000 restricted shares will vest on February 28, 2012 and February 28, 2013, and 11,667 restricted shares will vest on May 25, 2012 and May 25, 2013. With respect to those restricted shares held by Mr. Merritt, 11,667 restricted shares will vest on May 25, 2012 and May 25, 2013.
(2)	The options will vest in full on August 9, 2012.
(3)	Mr. Sherrill resigned from the Board in March 2012.

EXECUTIVE OFFICERS

Certain information regarding our executive officers is provided below:

Name	Age	Position
Michael P. O’Donnell	56	Chairman of the Board, President and Chief Executive Officer

Arne G. Haak	44	Executive Vice President and Chief Financial Officer

Cheryl Henry	38	Senior Vice President and Chief Branding Officer

Kevin W. Toomy	58	President and Chief Operating Officer of Ruth’s Chris Steak House

Peter J. Beaudrault	57	President and Chief Operating Officer of Mitchell’s Fish Market

For information with respect to Michael P. O’Donnell, please see the information about the members of our Board of Directors on the preceding pages.

Mr. Beaudrault has served as the Company’s President and Chief Operating Officer of Mitchell’s Fish Market since February 2012. Mr. Beaudrault previously held a number of leadership positions with Sbarro, Inc. (“Sbarro”). From 2007 to 2010, Mr. Beaudrault served as Chairman of Sbarro’s Board of Directors. From 2005 to 2010, Mr. Beaudrault served as Sbarro’s President and Chief Executive Officer. Following Mr. Beaudrault’s employment with Sbarro in 2010, Sbarro filed for Chapter 11 bankruptcy protection on April 4, 2011 in the United States Bankruptcy Court for the Southern District of New York under case number 11-11527 (SCC). Sbarro confirmed a Chapter 11 Plan of Reorganization in November 2011. Prior to joining Sbarro’s, Mr. Beaudrault served as President and Chief Executive Officer of Hard Rock Cafe International, Inc. and Executive Vice President of Ground Round, Inc.

Mr. Haak has served as Executive Vice President and Chief Financial Officer since August 2011. Prior to joining the Company in August 2011, Mr. Haak held a number of leadership positions with AirTran Airways (“AirTran”), a wholly owned subsidiary of Southwest Airlines Co. (NYSE: LUV). From 2008 to 2011, Mr. Haak served as AirTran’s senior vice president of finance and chief financial officer. From 2005 to 2008, Mr. Haak served as AirTran’s vice president of finance and treasurer. From 2001 to 2005, Mr. Haak served as AirTran’s director of corporate finance. Mr. Haak has also held various positions with U.S. Airways, Inc. (NYSE: LCC) in pricing and revenue management.

Ms. Henry has served as Senior Vice President and Chief Branding Officer since August, 2011. Prior to that, Ms. Henry served as the Company’s Chief Business Development Officer from June 2007 to August, 2011. Ms. Henry has more than 15 years of senior level management experience and prior to joining the Company, she was the Chief of Staff for the Mayor of Orlando.

Mr. Toomy has served as President and Chief Operating Officer of Ruth’s Chris Steak House since March 2010. Prior to his promotion, Mr. Toomy served as the Company’s Senior Vice President and Chief Operating Officer of Ruth’s Chris Steak House since October 2008 and Vice President of Special Projects from September 2008 to October 2008. Before that, from August 2007 to September 2008, he served as an independent restaurant consultant. From October 2002 to August 2007, he served as Owner and President of Goldcoast Seafood Grill in South Florida. He started his career serving as a General Manager for Steak & Ale Corporation, and shortly thereafter, joined two former Steak & Ale executives to grow the now nationwide Houston’s restaurant brand. Mr. Toomy has also been a joint venture partner for the Roy’s and Outback Steakhouse brands.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis is designed to provide stockholders with an understanding of our compensation philosophy and objectives as well as the analysis that we performed in setting executive compensation. This discussion addresses the compensation with respect to 2011 for our Chief Executive Officer, Michael P. O’Donnell, our Chief Financial Officer, Arne G. Haak, our Chief Branding Officer, Cheryl J. Henry, and our Chief Operating Officer of Ruth’s Chris Steak House, Kevin W. Toomy (collectively, our “named executive officers”). This discussion addresses the compensation with respect to 2011 for Robert M. Vincent, who resigned as our Chief Financial Officer effective August 8, 2011 and Samuel Tancredi, who resigned as our President and Chief Operating Officer of Mitchell’s Fish Market on February 6, 2012. Peter J. Beaudrault succeeded Mr. Tancredi as the President and Chief Operating Officer of Mitchell’s Fish Market in February 2012.

Compensation Objectives and Program Structure

Our executive compensation philosophy, policies, plans and programs are under the direction of the Compensation Committee of our Board of Directors. The Compensation Committee is responsible for determining the compensation elements and amounts paid to named executive officers.

The Compensation Committee Considered the results from the stockholder advisory vote on executive compensation for fiscal year 2010 as support for the compensation policies and practices in place for 2010. At the 2011 annual meeting of stockholders, more than 98% of the votes cast on the stockholder advisory vote on executive compensation were in favor of our executive compensation. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and are committed to ongoing engagement with our stockholders on executive compensation practices. At the 2011 annual meeting, our stockholders approved the Company holding an advisory vote on executive compensation every three years.

Generally, the types of compensation and benefits provided to our named executive officers are similar to those provided to executive officers of other national restaurant companies. The overall philosophy is to create value for our stockholders by using all elements of executive compensation to reinforce a results-oriented management culture focusing on our level of earnings and performance as compared to our annual operating plan and industry competitors, the achievement of longer-term strategic goals and objectives and specific individual performance. Accordingly, our executive compensation program has been designed to achieve the following objectives:

•	reinforce a results-oriented management culture with total executive compensation that varies according to performance;

•	focus executive officers on both annual and long-term business results with the goal of enhancing stockholder value;

•	align the interests of our executives and stockholders; and

•	provide executive compensation packages that attract, retain and motivate individuals of the highest qualifications, experience and ability.

Our Compensation Committee sets the pay range and specific components of the total compensation package for each of our named executive officers. The Chief Executive Officer and Chief Financial Officer review compensation for the Company’s executive officers on an annual basis, with the exception of their own as those are determined by the Compensation Committee. A recommendation is then presented to the Compensation Committee for review and approval. Any salary increase or other adjustments are determined by the Compensation Committee and are approved by the Board of Directors.

The Compensation Committee considers Company performance, both operational and financial, to determine compensation. In addition, the Compensation Committee considers the annual chain restaurant compensation survey published by the Chain Restaurant Compensation Association as well as other peer research when reviewing compensation for the Company’s executive officers and focuses on those organizations with similar system-wide revenue. During 2011, the Compensation Committee considered organizations with annual revenue of $300 million to $999 million, which is similar to the Company’s revenue, and / or the restaurants that fall under the same concept category as the Company. These organizations included:

• Benihana	• Dine Equity	• Quiznos Master
• Boddie-Noell Enterprises	• Duke and King Acquisitions	• Real Mex Restaurants
• Briad Group	• Famous Dave’s of America	• Red Robin Gourmet Burgers
• Brinker International	• Hard Rock Café	• Restaurants Unlimited
• Buca	• Hooters of America	• Rock Bottom Restaurants
• Buffalo Wild Wings	• Legal Sea Foods	• Roman’s Macaroni Grill
• Buffet Partners	• Logan’s Roadhouse	• Ruby Tuesday
• Buffets	• Margaritaville	• Texas Roadhouse
• Carlson Restaurants Worldwide	• Morton’s Restaurant Group	• Texas Steakhouse & Saloon
• Cheesecake Factory	• O’Charley’s	• The Rose Group
• Darden Restaurants	• OSI Restaurant Partners	• Thomas & King
• Dave and Buster’s	• P.F. Chang’s China Bistro	• Uno Restaurant Holding

During 2011, the Compensation Committee did not rely upon outside advisors to determine its compensation objectives and program structure. However, during 2011, the Compensation Committee did engage Towers Watson to review and evaluate our compensation objectives and program structure. The Compensation Committee will likely take into consideration the evaluation and recommendations of Towers Watson in the future. Towers Watson provided no other services to us during 2011. To assure independence, the Compensation Committee will pre-approve all other work unrelated to executive compensation proposed to be provided by Towers Watson. In addition, the Compensation Committee also considers the following factors in determining that its compensation consultant is independent: the amount of fees paid by us as a percentage of the consulting firm’s total revenue; conflict of interest policies of the consulting firm; and business or personal relationships between the consulting firm and the members of the Compensation Committee.

Elements of Compensation

Consistent with our compensation objectives described above, our executive compensation program is designed to be similar to the programs that are offered at nationwide restaurant companies comparable to us, as identified in the annual chain restaurant compensation survey published by the Chain Restaurant Compensation Association. This survey includes a presentation of the minimum, median and maximum compensation provided by nationwide restaurant companies that are similar in size and operation to our Company. We attempt to set our total compensation levels at the median level because of the desire to attract and retain top-level executives in the market in which we operate and compete for talent. We believe that this benchmarking process is an important part of the Compensation Committee’s decision making process; however, we do deviate from these surveys for a number of reasons.

The total compensation program for the named executive officers includes base salary, performance-based cash incentive compensation under our Management Bonus Plans, long-term equity incentive compensation benefits and perquisites. It is the Compensation Committee’s practice to target each of these elements to deliver compensation to each executive and all executives as a group within the mid-level range of compensation for persons having similar responsibilities at other nationwide restaurant companies.

We allocate the majority of the total annual compensation paid to the named executive officers to base salary and bonus payments, with a smaller portion allocated to equity incentive awards. The Compensation

Committee is focused on providing a total compensation package that delivers short and long-term incentives. We do this primarily so that we can compete with compensation packages provided by nationwide restaurant companies similar to ours. We believe this increases our ability to attract and retain our named executive officers. In addition, allocating a larger percentage of compensation to bonus payments aligns the interest of our named executive officers with our stockholders because our goals for our Management Bonus Plans were based on EBITDA, as we believe that EBITDA tends to provide a true measure of profitability by aligning incentives with stockholder value.

A significant portion of the compensation paid to executive officers is designed to reward them based on our financial performance compared to financial objectives, the growth of the Company, and increased stockholder value, as reflected in increases in the Company’s share price. Our base salary structure and its periodic salary reviews are designed to reward individual achievement and our overall performance. Our Management Bonus Plans are designed to reward executive officers with cash awards for the achievement of annual objectives tied to the financial performance of the Company and their individual performance. In fiscal 2011, our performance goals for the Management Bonus Plans were based on an earnings before interest, taxes, depreciation and amortization (“EBITDA”) targets; however, we may consider using other performance goals in the future. The equity component of their compensation, in the form of stock options and / or restricted stock, is designed to reward relative total stockholder return and corresponding stock price improvement over the grant-date stock price.

Base Salary

Base salary is established based on the experience, skills, knowledge and responsibilities required of the executive officers in their roles. When establishing the base salaries of the executive officers, a number of factors are considered, including the individual’s duties and responsibilities, the individual’s experience, the ability to replace the individual, the base salary at the individual’s prior employment, market data on similar positions with competitive companies and information derived from our directors’ experience at other companies. We seek to provide base salaries that are competitive with the marketplace and allow us to attract and retain executive talent.

In consideration for his individual performance, Mr. Toomy’s base salary was increased by $50,000 to $300,000 in January 2011. In August 2011, Ms. Henry was promoted to Senior Vice President and Chief Branding Officer and her base salary was increased by approximately $55,000 to $250,000. No other base salaries for our named executives were increased in 2011.

Bonuses

Our performance-based cash incentive awards focus on closely aligning rewards with results. The philosophy of our performance-based annual cash incentive awards is simple: a basic reward for reaching minimum expectations and an upside for reaching the Company’s goals.

Management Bonus Plan

We adopted a Management Bonus Plan pursuant to which Mr. O’Donnell, Mr. Haak, Ms. Henry and Mr. Vincent were eligible to receive cash bonuses based on personal and Company performance over the course of the 2011 fiscal year. The purpose of the Management Bonus Plan is to encourage a consistent high standard of excellence and continued employment. Bonus awards under the Management Bonus Plan are determined by the Compensation Committee, subject to approval by the Board, and are based on (i) the financial performance of the Company during the applicable fiscal period as measured against the Board’s previously approved plan with targeted EBITDA or other Board-approved thresholds adjusted for changes in accounting policies and non-recurring extraordinary transactions and (ii) individual performance. Mr. Toomy and Mr. Tancredi did not participate in the Management Bonus Plan but rather participated in the Management Bonus Plans for the Chief Operating Officers described below. In connection with Mr. Vincent’s resignation in August 2011, Mr. Vincent was not eligible to receive an award under the Management Bonus Plan.

Individual performance is measured against goals developed prior to the period in question. The goals typically address whether the individual complied with budget objectives and managed to achieve department specific objectives oriented toward facilitating the Company achieving its EBITDA goal. These goals differ by person and include, among others, same store sales, entrée count, development of additional operating units, addition of operating weeks, increase in check average, completion of transactions, settlement of litigation and management of third party vendor costs.

In fiscal 2011, our goals for the Management Bonus Plan were based on EBITDA as they tend to provide a true measure of profitability by aligning incentives with stockholder value. The 2011 EBITDA target range under the Management Bonus Plan was approximately $40,000,000 to $43,000,000.

The percentage of base salary for each cash bonus is established based on the individual’s level of responsibility. During 2011, the target and maximum cash bonuses were as follows:

Name	Target Base Salary %	Maximum Base Salary %
Michael P. O’Donnell	75%	150%

Cheryl J. Henry	45%	90%

Arne G. Haak	55%	110%

These percentages are used to calculate the annual bonus amounts and are prorated at a percentage based on the number of weeks worked by the individual in the fiscal year. The actual cash bonuses payable to our executive officers may be equal to or greater than the target cash bonus, depending on the operational performance, the individual’s performance and certain other factors that may be considered by the Board and the Compensation Committee. There are no minimum cash bonuses established by the Management Bonus Plan. Each award may, subject to recommendation by the Compensation Committee and approval by the Board, be increased up to 100%, based on our Company’s performance.

No awards were earned under the Management Bonus Plan for fiscal 2011. However, certain of our named executive officers received discretionary bonuses as described below.

Management Bonus Plans for Chief Operating Officers

We also adopted two additional Management Bonus Plans for each of the Chief Operating Officers with a purpose consistent to the Management Bonus Plan described above. Similar to the Management Bonus Plan described above, the bonus awards for the Chief Operating Officers are reviewed and approved by the Compensation Committee and Board. However, the awards are based on the financial performance of the respective concept each Chief Operating Officer oversees as measured against an approved brand specific cash flow target. The 2011 brand specific cash flow target range for Mr. Toomy was approximately $60,000,000 to $66,000,000 and the 2011 brand specific cash flow target for Mr. Tancredi was $6,793,000.00.

Under the Management Bonus Plans for the Chief Operating Officers, Mr. Toomy and Mr. Tancredi are eligible for a bonus for achieving a minimum level of brand specific cash flow target and an additional bonus for achieving their respective brand specific cash flow targets. In addition, they receive a bonus equal to 10% of the amount over their brand specific cash flow targets. The maximum total bonus payout under the Management Bonus Plans for the Chief Operating Officers is one times the annual salary of the respective officer. There are no minimum cash bonuses established by the Management Bonus Plans for the Chief Operating Officers.

Mr. Toomy earned a bonus of $275,000 under the Management Bonus Plan for Chief Operating Officers for fiscal 2011.

Discretionary Bonuses

The Compensation Committee also periodically considers bonuses outside of the Management Bonus Plans, based on both individual and corporate performance, in the form of discretionary bonuses. In connection with entry into Mr. Haak’s employment agreement, the Company agreed to provide him with a minimum bonus for the fiscal year ending 2011 of $100,000. In addition, in light of the Company’s performance, the Compensation Committee awarded discretionary cash bonuses of approximately $175,000 to Mr. O’Donnell and $52,000 to Ms. Henry.

Long-Term Incentive Awards

The Company’s equity programs are designed to encourage creation of long-term value for our stockholders, employee retention and stock ownership. The programs currently consist of stock option grants and restricted stock awards. Our equity incentive programs are intended to promote a long-term focus on results and to align employee and stockholder interests.

Executive officers receive a portion of their overall targeted compensation in the form of equity in order to align interests of management and stockholders and promote a focus on long-term results. The Compensation Committee generally targets certain amounts of option awards upon hire and promotion for executives and other management personnel based on the level of these individuals and comparable awards given to similar positions in the restaurant industry. Every year, the Compensation Committee reviews the amounts of incentive equity held by our executives and management and considers whether to provide for additional incentive equity grants. In 2011, the Board granted restricted stock awards to Mr. Toomy, Mr. Haak and Ms. Henry to reward performance and promote retention. The Board did not approve any other types of long-term incentives to the named executive officers during 2011.

Benefits

The Company’s benefits philosophy for executive officers is that benefits should provide employees protection from catastrophic events, enable employees to plan for their future and be competitive in order to attract and retain a high-quality workforce. The types of benefits provided to the named executive officers consist of medical benefits plans, life and accidental death and dismemberment insurance plans, long-term disability plans, 401(k) matching contributions and automobile allowances.

The Company maintains a non-qualified deferred compensation plan that is unsecured and allows certain high-level employees, including executive officers, to voluntarily defer receipt of their salary above specified amounts and bonus payments into accounts established under the plan. These accounts are credited with earnings from amounts invested in funds available through Fidelity Investments, the plan’s record keeper, as selected by each participant.

The Company also allows its executive officers to dine in its restaurants free of charge in order to permit these officers to conduct quality control tests.

Tax and Accounting Implications

Deductibility of Executive Compensation

The Compensation Committee has considered the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, which generally limits the annual tax deductibility of compensation paid to each named executive officer to $1.0 million. To the extent possible, the Compensation Committee intends to preserve the federal income tax deductibility, but may choose to provide compensation that may not be deductible if it believes that such payments are appropriate to ensure that our named executive officers receive total compensation that is competitive with our peer group, or reflects superior performance.

Severance and Termination Arrangements

Our named executive officers have employment agreements that provide for payments upon a termination of employment by the executive for good reason, by the Company without cause or upon death or disability as described later in this proxy statement in the section entitled “Employment Agreements.” The Company believes that these agreements effectively create incentives for our executives to build stockholder value without the fear of losing employment for situations other than for cause. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent these arrangements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee:

Robin P. Selati, Chairman

Carla R. Cooper

Bannus B. Hudson

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the total compensation earned in 2009, 2010, and 2011 by our named executive officers:

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards	Non-Equity Incentive Plan Compensation (2)	All Other Compensation		Total ($)
Michael P. O’Donnell Director, President and Chief Executive Officer	2011	$500,000	$175,069	—	—	$12,000	(3)	$687,069
	2010	$500,000	—	$1,185,250	$453,750	$52,789		$2,191,789
	2009	$500,000	—	—	$375,000	$12,000		$887,000

Arne G. Haak* Executive Vice President and Chief Financial Officer	2011	$115,385	$100,000	$470,000	—	$7,216	(4)	$692,601

Robert M. Vincent** Former Executive Vice President and Chief Financial Officer	2011	$245,193	$10,000	—	—	$10,800	(5)	$265,993
	2010	$300,000	—	—	$199,650	$10,800		$510,450
	2009	$300,000	—	—	$165,000	$10,800		$475,800

Kevin W. Toomy President and Chief Operating Officer of Ruth’s Chris Steak House	2011	$295,962	—	$122,250	$275,000	$10,400	(6)	$701,881
	2010	$250,000	—	$344,800	$250,000	$10,400		$855,200
	2009	$200,000	—	—	$200,000	$10,400		$410,400

Samuel A. Tancredi*** Former President and Chief Operating Officer of Mitchell’s Fish Market	2011	$250,000	—	—	—	$10,400	(7)	$260,400
	2010	$250,000	—	$344,800	—	$10,400		$605,200
	2009	$200,000	—	—	$200,000	$10,400		$410,400

Cheryl J. Henry**** Senior Vice President and Chief Branding Officer	2011	$213,698	$52,521	$92,600	—	$8,862		$367,681

*	Appointed as the Company’s Executive Vice President and Chief Financial Officer effective August 8, 2011.
**	Effective August 8, 2011, Robert M. Vincent resigned as Executive Vice President and Chief Financial Officer of the Company and assumed the position of Senior Vice President of Corporate Strategy
***	On February 6, 2012, Samuel Tancredi resigned as our President and Chief Operating Officer.
****	Appointed as Chief Branding Officer on August 22, 2011.
(1)	The amounts in this column, other than Mr. Haak, represent discretionary cash bonuses. Mr. Haak’s employment agreement entitled him to a minimum bonus of $100,000 for fiscal 2011.
(2)	The amounts in this column represent amounts earned under the Company’s bonus plans, which are described under “Compensation Discussion and Analysis—Bonuses.”
(3)	Consists of a $12,000 automobile allowance.
(4)	Consists of a $4,569 automobile allowance and $2,647 in COBRA reimbursements.
(5)	Consists of a $10,800 automobile allowance.
(6)	Consists of a $10,400 automobile allowance.
(7)	Consists of a $10,400 automobile allowance.

Equity Compensation Plans

2005 Long-Term Equity Incentive Plan

The 2005 Long-Term Equity Incentive Plan, which the Board approved in August 2005 and which was amended by a vote of stockholders at the 2008 annual meeting, provides for grants of stock options, restricted stock, restricted stock units, deferred stock units and other equity-based awards. As of December 25, 2011, there were 2,757,401 shares of common stock issuable upon exercise of currently outstanding options and restricted stock awards and 487,313 shares available for future grants. Directors, officers and other employees of the Company, as well as others performing services for us, are eligible for grants under the plan. The purpose of the plan is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to our success and to enable us to attract, retain and reward the best available persons for positions of responsibility.

Grants of Plan-Based Awards

Fiscal Year 2011

The following table summarizes grants of plan-based awards made to each of the named executive officers during fiscal 2011:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Michael P. O’Donnell	—	—	$375,000	$750,000	—	—	—	—
Arne G. Haak	8/08/11	—	$165,000	$330,000	100,000	—	—	$470,000
Robert M. Vincent	—	—	$165,000	$330,000	—	—	—	—
Kevin W. Toomy	1/25/11	—	$100,000	$300,000	25,000	—	—	$122,250
Samuel A. Tancredi	—	—	$100,000	$250,000	—	—	—	—
Cheryl J. Henry	10/18/11	—	$125,500	$225,000	20,000	—	—	$92,600

(1)	Represents possible payouts for 2011 under the Company’s non-equity incentive plans, which we refer to as the Management Bonus Plans as described under “Compensation Discussion and Analysis—Bonuses.” Only Kevin Toomy was awarded a bonus under the Management Bonus Plan for fiscal 2011, which amounted to $275,000.

Outstanding Equity Awards

at 2011 Fiscal Year-End

The following table summarizes the outstanding equity awards held by our named executive officers as of the end of 2011:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have not Vested (#)		Market Value of Shares of Stock that have not Vested ($)
Michael P. O’Donnell	300,000	200,000	(1)	$4.33	8/6/2018	275,000	(2)	$1,509,750
	90,000	60,000	(1)	$7.00	8/6/2018
	90,000	60,000	(1)	$8.50	8/6/2018
Arne G. Haak	—	—		—	—	100,000	(8)	$549,000
Robert M. Vincent	—	—		—	—	30,000	(3)	$164,700
Kevin W. Toomy	12,000	8,000	(4)	$4.71	9/7/2018	80,000	(2)	$439,200
	60,000	40,000	(5)	$2.32	10/29/2018	25,000	(7)	$137,250
Samuel A. Tancredi	72,000	48,000	(6)	$1.14	12/1/2018	80,000	(2)	$439,200
Cheryl J. Henry	16,000	4,000	(10)	$18.58	6/3/2017	10,000	(3)	$54,900
	861	216	(11)	$17.17	8/7/2017	35,000	(2)	$192,150
						20,000	(9)	$109,800

(1)	The options are subject to vesting in equal installments on each of August 7, 2012 and 2013.
(2)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 23, 2011 of $5.49. These shares of restricted stock vest on May 25, 2013. With respect to Mr. Tancredi, the 80,000 unvested shares of restricted stock were forfeited in connection with Mr. Tancredi’s resignation.
(3)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 23, 2011 of $5.49. These shares of restricted vest pro rata on an annual basis with respect to Mr. Vincent, on March 17, 2012 and March 17, 2013, and with respect to Ms. Henry on February 28, 2012 and February 28, 2013.
(4)	The options are subject to vesting in equal installments on each of September 8, 2012 and 2013.
(5)	The options are subject to vesting in equal installments on each of October 30, 2012 and 2013.
(6)	The options are subject to vesting in equal installments on each of December 2, 2012 and 2013. On February 6, 2012, in connection with Mr. Tancredi’s resignation, 24,000 of the options will continue to vest on December 2, 2012 and the 24,000 options previously scheduled to vest on December 2, 2013 were forfeited.
(7)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 23, 2011 of $5.49. These shares of restricted stock vest on January 25, 2014.
(8)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 23, 2011 of $5.49. These shares of restricted stock vest on August 8, 2014.
(9)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 23, 2011 of $5.49. These shares of restricted stock vest on October 18, 2014.
(10)	The options are subject to vesting on June 3, 2012.
(11)	The options are subject to vesting on August 7, 2012.

Option Exercises and Stock Vested

Fiscal Year 2011

The following table summarizes the restricted stock held by our named executive officers that vested during 2011. None of our executive officers exercised stock options in fiscal 2011.

Stock Awards
Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(1)
Michael P. O’Donnell	—	—

Arne G. Haak	—	—

Robert M. Vincent	15,000	$70,950	(1)

Kevin W. Toomy	—	—

Samuel A. Tancredi	—	—

Cheryl J. Henry	5,000	$25,050	(1)

(1)	The amount has been computed based on the closing price of our common stock on the vesting date.

Non-Qualified Deferred Compensation

Fiscal Year 2011

We maintain a Non-Qualified Deferred Compensation plan that is unsecured and allows certain high-level employees, including executive officers, to voluntarily defer receipt of their salary above specified amounts and bonus payments into accounts established under the plan. These accounts are credited with earnings from amounts invested in funds available through Fidelity Investments, the plan’s record keeper, as selected by each participant. In 2011, none of the Company’s executive officers participated in this plan.

Pension Benefits

We do not maintain any additional executive retirement programs such as executive pension plans or other executive retirement benefits.

Employment Agreements

Michael P. O’Donnell. In August 2008, we and Mr. O’Donnell signed an employment agreement outlining the terms by which Mr. O’Donnell would serve as our President and Chief Executive Officer and a member of our Board. Mr. O’Donnell’s current base salary is $500,000 and is subject to annual review and any annual bonus is under the Management Bonus Plan. Pursuant to his employment agreement, if Mr. O’Donnell’s employment is terminated by us without “cause,” or by Mr. O’Donnell for “good reason” (as those terms are defined below) during the employment term, Mr. O’Donnell will be entitled to continue to receive his base salary for 12 months after the date of such termination (with an additional fifty percent (50%) of his base salary payable if terminated within the first two years of employment due to a change in the majority of the current Board of Directors) and 12 monthly payments in the aggregate equal to 50% of his prior year bonus compensation. Mr. O’Donnell would also receive 12 months continued health, welfare and retirement benefits, 12 months of automobile allowance pursuant to current Company guidelines and continued vesting rights for his options and restricted stock for 12 months. We have the option of paying the severance on a monthly or lump-sum basis. Mr. O’Donnell has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for 12 months following his termination.

Arne G. Haak. Effective August 8, 2011, we and Mr. Haak signed an employment agreement under which Mr. Haak agreed to serve as our Executive Vice President and Chief Financial Officer. Mr. Haak’s annual base salary will be $300,000 and he may receive a discretionary bonus of up to 55% of his annual base salary, subject to budget and performance targets as determined by the Company’s Board of Directors. In 2011, Mr. Haak will participate in the bonus plan on a full-year basis and will receive a minimum bonus of $100,000 for the 2011 fiscal year, regardless of whether he is employed on the date such bonus is paid. Upon commencement of his employment, Mr. Haak received 100,000 restricted stock units, all of which will vest on August 8, 2014 (assuming that Mr. Haak remains employed by the Company on such date). If Mr. Haak’s employment is terminated by the Company without “cause,” or by the executive for “good reason” (as those terms are defined below), then the executive will be entitled to receive (i) his base salary for twelve months after the date of such termination, (ii) twelve monthly payments in the aggregate equal to 50% of his prior year bonus compensation, (iii) continued health, welfare and retirement benefits for twelve months, (iv) twelve monthly payments of his automobile allowance, (v) all unreimbursed expenses, and (vi) continued vesting rights for his options and restricted stock for twelve months. In the event that more than a majority of the current members of the Company’s Board of Directors resign or are otherwise replaced prior to August 8, 2013, and the newly comprised Board of Directors terminates Mr. Haak without “cause,” Mr. Haak is entitled to receive, in addition to the benefits set forth above, an additional payment of 50% of his annual base salary as of the date of termination. We have the option of paying the severance on a monthly or lump-sum basis. In the event that the Company is sold at any time during the term of the employment, all of Mr. Haak’s equity awards will immediately vest. Mr. Haak has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for 12 months following his termination.

Cheryl Henry. In October 2011, we and Ms. Henry signed an employment agreement under which Ms. Henry agreed to serve as our Senior Vice President and Chief Branding Officer. Ms. Henry’s base salary was set at $250,000, and she is entitled to a discretionary bonus, subject to budgetary and performance targets determined by our Board on an annual basis. Pursuant to her employment agreement, if Ms. Henry’s employment is terminated by us without “cause,” or by Ms. Henry for “good reason” (as those terms are defined below) during the employment term, Ms. Henry will be entitled to continue to receive her base salary for 12 months after the date of such termination and 12 monthly payments in the aggregate equal to 50% of her prior year bonus compensation. Ms. Henry would also receive 12 months continued health, welfare and retirement benefits, 12 months payments of automobile allowance pursuant to current Company guidelines and continued vesting rights for her options and restricted stock for 12 months. We have the option of paying the severance on a monthly or lump-sum basis. Ms. Henry has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for 12 months following his termination.

Kevin W. Toomy. In April 2010, we and Mr. Toomy signed an employment agreement under which Mr. Toomy agreed to serve as our President and Chief Operating Officer of Ruth’s Chris Steak House. Mr. Toomy’s base salary was increased to $250,000, and he is entitled to a discretionary bonus, subject to budgetary and performance targets determined by our Board on an annual basis, pursuant to the Management Bonus Plan for the Chief Operating Officer of Ruth’s Chris Steak House. Pursuant to his employment agreement, if Mr. Toomy’s employment is terminated by us without “cause,” or by Mr. Toomy for “good reason” (as those terms are defined below) during the employment term, Mr. Toomy will be entitled to continue to receive his base salary for 12 months after the date of such termination and 12 monthly payments in the aggregate equal to 50% of his prior year bonus compensation. Mr. Toomy would also receive 12 months continued health, welfare and retirement benefits, 12 months payments of automobile allowance pursuant to current Company guidelines and continued vesting rights for his options and restricted stock for 12 months. We have the option of paying the severance on a monthly or lump-sum basis. Mr. Toomy has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for 12 months following his termination.

Peter J. Beaudrault. In March 2012, we and Mr. Beaudrault signed an employment agreement under which Mr. Beaudrault agreed to serve as our President and Chief Operating Officer of Mitchell’s Fish Market. Mr. Beaudrault’s base salary was set at $250,000 and he is entitled to a discretionary bonus, subject to budgetary and performance targets determined by our Board on an annual basis, pursuant to the Management Bonus Plan for the Chief Operating Officer of Mitchell’s Fish Market. Pursuant to his employment agreement, if Mr. Beaudrault’s employment is terminated by us without “cause,” or by Mr. Beaudrault for “good reason” (as those terms are defined below) during the employment term, Mr. Beaudrault will be entitled to continue to receive his base salary for 12 months after the date of such termination and 12 monthly payments in the aggregate equal to 50% of his prior year bonus compensation. Mr. Beaudrault would also receive 12 months continued health, welfare and retirement benefits, 12 months payments of automobile allowance pursuant to current Company guidelines and continued vesting rights for his options and restricted stock for 12 months. We have the option of paying the severance on a monthly or lump-sum basis. Mr. Beaudrault has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for 12 months following his termination.

The employment agreements for our executive officers define “cause” as meaning, subject to any applicable cure periods, (i) an officer’s theft, embezzlement, perpetration of fraud, misappropriation of property or attempts at such; (ii) any act of disloyalty, misconduct or moral turpitude by an officer that is injurious to the Company; or (iii) an officer’s willful disregard of a lawful directive given by a superior or the Board of Directors or a violation of the Company’s employment policy.

The employment agreements for our executive officers define “good reason” to mean (i) the assignment by the Board of Directors to an officer of any material duties that are clearly inconsistent with the officer’s status, title and position or (ii) failure by the Company to pay the officer any amounts required under the officer’s employment agreement with which failure continues uncured for a period of 15 days after written notice is given.

Additionally, with respect to our employment agreements with Mr. O’Donnell, Mr. Haak, and Ms. Henry, “good reason” also includes a material relocation of the Company requiring the executive to relocate or upon notice of the Company’s intent not to renew the agreement.

Except as specifically described above, all options and restricted stock issued under the Company’s equity incentive plans, whether or not then exercisable (as applicable), generally cease vesting when a grantee ceases to be an employee. Options generally expire 30 days after the date of cessation of service, so long as the grantee does not compete with us during that 30-day period without our permission. Upon termination for cause, all options will terminate immediately.

Payments Made Upon Termination

Assuming each executive officer’s employment was terminated by us without cause or by the executive for good reason on December 25, 2011, the estimated values of payments and benefits to each named executive officer are set forth in the following table:

	Michael P. O’Donnell	Arne G. Haak	Cheryl J. Henry	Kevin W. Toomy	Samuel A. Tancredi(4)
Severance	$500,000	$300,000	$250,000	$300,000	$250,000
Bonus(1)	$226,875	—	$41,181	$125,000	—
Health and Welfare Benefits(2)	$9,075	$9,075	$9,075	$9,075	$9,075
Car Allowance(3)	$12,000	$10,800	$10,800	$10,400	$10,400

Total	$747,950	$419,875	$311,056	$369,475	$269,475

(1)	Based on payment of a percentage of the named executive officer’s bonus compensation.
(2)	Amount represents premiums that will be paid by the Company in respect to health insurance and other medical benefits for one year after termination of employment.
(3)	Based on the value, as of December 25, 2011, of the current pre-established car allowance that would be received by the executive officer for one year after termination.
(4)	On February 6, 2012, Samuel A. Tancredi resigned as President and Chief Operating Officer of Mitchell’s Fish Market. Mr. Tancredi’s resignation was treated as a termination without cause under his employment agreement. The estimated value of payments and benefits to Mr. Tancredi are set forth below:

Severance	$250,000
Bonus	$0
Health and Welfare Benefits	$9,075
Car Allowance	$10,400

Total	$269,475

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, all named executive officers will receive benefits under our disability plan or payments under our life insurance plan, as appropriate. In the case of a grantee’s death or disability, a number of options and restricted stock equal to the sum of (1) the number of options that were exercisable on the date of the grantee’s death or disability and (2) the number of options that would become exercisable within one year after the date of the grantee’s death or disability, will become fully vested and exercisable and remain so for up to 180 days after the date of death or disability, provided the grantee does not compete with us during that 180-day period without our permission.

	Michael P. O’Donnell	Arne G. Haak	Cheryl J. Henry	Kevin W. Toomy	Samuel A. Tancredi
Restricted Stock ($)(1)	—	—	$109,800	—	—
Other Equity ($)(1)	$464,000	—	—	$266,080	$417,600
Total	$464,000	—	$109,800	$266,080	$417,600

(1)	Value is based on the fiscal year end closing price on December 23, 2011 of $5.49.

Payments Made Upon a Change in Control

Other than with respect to Mr. Haak and Ms. Henry, we are not contractually obligated to make any type of cash payment to any named executive officer in the event of a change in control. In the event that more than a majority of the current members of the Company’s Board of Directors resign or are otherwise replaced prior to August 8, 2013, and the newly comprised Board of Directors terminates Mr. Haak without “cause,” Mr. Haak is entitled to receive, in addition to the benefits set forth above under payments upon termination, an additional payment of 50% of his annual base salary as of the date of termination. We have the option of paying the severance on a monthly or lump-sum basis. In the event that the Company is sold at any time during the term of the employment, all of Mr. Haak’s equity awards will immediately vest. In the event of a sale of the Company or all of its assets resulting in a change of control, Ms. Henry will receive the benefits above under payments upon termination and all outstanding equity awards shall vest.

All of the restricted stock and options issued under the 2005 Long-Term Equity Incentive Plan will become fully vested if a grantee is terminated within one year of a change in control. If we undergo a change in control, the committee administering the 2005 Long-Term Equity Incentive Plan may provide that the options issued under such plan become exercisable and that such options may terminate if not exercised on the date of the change in control. Such committee may also accelerate the vesting of restricted stock grants under the 2005 Long-Term Equity Incentive Plan. Assuming all outstanding restricted stock was fully vested and all options were exercisable, the table below provides the estimated value to our named executive officers as of December 25, 2011:

	Michael P. O’Donnell	Arne G. Haak	Cheryl J. Henry	Kevin W. Toomy	Samuel A. Tancredi
Restricted Stock ($)(1)	$1,509,750	$549,000	$356,850	$576,450	$439,200
Other Equity ($)	$580,000	—	—	$332,600	$522,000
Total	$2,089,750	$549,000	$356,850	$909,050	$961,200

(1)	Value is based on the closing price on December 23, 2011 of $5.49.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Party Transactions Policy and Procedure

During fiscal 2011, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest.

As part of our quarterly internal certification of our financial statements, officers of the Company must either certify that they are not aware of any related-party transactions or they must disclose any such transactions.

The Audit Committee is responsible for review, approval or ratification of “related-person transactions” between Ruth’s Hospitality Group, Inc. or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members. In the course of its review and approval or ratification of a related-party transaction, the Audit Committee considers:

•	the nature of the related-party’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction;

•	the importance of the transaction to the related-party and to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and

•	any other matters that the Audit Committee deems appropriate.

Any member of the Audit Committee who is a related-party with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has reviewed and discussed the audited financial statements with management, which has represented that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with management the quality and acceptability of the accounting principles employed, including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made and the clarity of the disclosures included in the statements.

The Audit Committee also reviewed our consolidated financial statements for fiscal 2011 with KPMG LLP, our independent auditors for fiscal 2011, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance.

The Audit Committee has received the written disclosures and the letter from KPMG LLP mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence, has discussed with KPMG LLP its independence and has considered whether the provision of non-audit services provided by KPMG LLP is compatible with maintaining KPMG LLP’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 25, 2011 for filing with the SEC. The Audit Committee has selected KPMG LLP as our independent auditor for fiscal 2012.

This report is submitted by the members of the Audit Committee:

Robert S. Merritt, Chairman

Carla R. Cooper

Bannus B. Hudson

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF KPMG LLP

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for fiscal year 2012 and has further directed that the Board submit the selection of KPMG LLP for ratification by the stockholders at the annual meeting. During fiscal year 2011, KPMG LLP served as our independent registered public accounting firm and also provided certain audit-related and tax services as described below. The stockholder vote is not binding on the Audit Committee. If the appointment of KPMG LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to the stockholders. Even if the appointment of KPMG LLP is ratified, the Audit Committee may, in its sole discretion, terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of our Company and our stockholders.

Representatives of KPMG LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Our Board recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2012.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The following table presents fees for professional services rendered by KPMG LLP for fiscal 2010 and 2011.

	Fiscal Year
Fee Category	December 26, 2010	December 25, 2011
Audit Fees	$507,200	$483,200
Audit-Related Fees	6,700	$20,000
Tax Fees	77,875	$146,595
All Other Fees	—	—

Total Fees	$591,775	$649,795

Audit Fees: Consists of fees billed or estimated to be billed for professional services rendered for the integrated audit of our consolidated financial statements and internal control over financial reporting and the review of the interim consolidated financial statements included in quarterly reports.

Audit- Related Fees: Consists of fees billed or estimated to be billed for professional services provided by KMPG LLP in connection with the filing of SEC registration statements.

Tax Fees: Consists of fees billed for professional services provided by KPMG LLP relating to worldwide tax planning and compliance services, expatriate tax services and assistance with tax audits and appeals.

Pursuant to the Audit Committee charter, the Audit Committee must approve all audit engagement fees and other significant compensation to be paid to the independent auditor and the terms of such engagement. The Audit Committee’s charter provides that individual engagements must be separately approved. Additionally, the Audit Committee must pre-approve any permissible non-audit services to be provided to the Company by the independent auditor. The policy also authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

All audit, audit-related and tax services performed by KPMG LLP in fiscal 2010 and 2011 were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

STOCKHOLDER PROPOSALS FOR THE 2013 MEETING

Stockholder proposals intended for inclusion in our proxy statement relating to the next annual meeting in 2013 must be received by us no later than December 3, 2012. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC. Under our bylaws, notice to us of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 will also be considered untimely if received at our principal executive offices no less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting and will not be placed on the agenda for the meeting.

RUTH’S HOSPITALITY GROUP, INC. 1030 W. CANTON AVENUE SUITE 100 WINTER PARK, FLORIDA 32789

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M44651-P23107	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RUTH’S HOSPITALITY GROUP, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	☐	☐	☐
Nominees
	01) Michael P. O’Donnell	04) Bannus B. Hudson
	02) Robin P. Selati	05) Robert S. Merritt
	03) Carla R. Cooper	06) Alan Vituli

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
2.	Ratification of the appointment KMPG LLP as the Company’s independent registered public accounting firm for the fiscal year 2012.						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M44652-P23107

RUTH’S HOSPITALITY GROUP, INC.

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 17, 2012

The undersigned, having received the Notice of Annual Meeting of Stockholders and Proxy Statement, appoints Michael P. O’Donnell and Arne G. Haak, and each or any of them, as proxies, with full power of substitution and resubstitution, to represent the undersigned and to vote all shares of stock of Ruth’s Hospitality Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company and any and all adjournments or postponements thereof to be held on May 17, 2012, beginning at 1:00 P.M. local time, at Mitchell’s Fish Market, Winter Park Village, 460 North Orlando Avenue, Suite 122 , Winter Park, Florida 32789.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side